SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                           Filed by the Registrant |X|

                 Filed by a Party other than the Registrant |_|

                           Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

                          DISCOVERY LABORATORIES, INC.
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant): not applicable

Payment of filing fee (Check the appropriate box):

[X] No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies: not applicable

      (2) Aggregate number of securities to which transaction applies: not applicable

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): not applicable

      (4)   Proposed maximum aggregate value of transaction: not applicable

      (5)   Total fee paid: not applicable

            |_|   Fee paid previously with preliminary materials:

            |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously paid: not applicable

      (2)   Form, Schedule or Registration Statement No.: not applicable

      (3)   Filing Party: not applicable

      (4)   Date Filed: not applicable

                          Discovery Laboratories, Inc.
                        350 South Main Street, Suite 307
                              Doylestown, PA 18901
                                 (215) 340-4699

                  ---------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To be held on Tuesday, May 21, 2002

                  ---------------------------------------------

To the Stockholders of Discovery Laboratories, Inc.:

The Annual Meeting of Stockholders of Discovery Laboratories, Inc., a Delaware corporation (the "Corporation"), will be held on Tuesday, May 21, 2002, at 9:00 a.m. Eastern Daylight Time at the New York Athletic Club at 180 Central Park South, New York, NY 10019 for the following purposes:

      I. To elect five members to the Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified;

      II. To act upon the selection of Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2002;

      III. To consider and approve an amendment to the Corporation's Amended and Restated 1998 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance under the 1998 Plan from 4,150,000 shares of Common Stock to 5,150,000 shares of Common Stock;

      IV. To consider and approve an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock available for issuance by the Corporation from 35 million to 60 million; and

      V. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record of the Corporation's Common Stock at the close of business on April 5, 2002, are entitled to notice of, and to vote at, the meeting and any adjournment or postponements thereof. A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Corporation's executive offices at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, for a period of 10 days prior to the meeting. The stock transfer books of the Corporation will not be closed.

The vote of each Stockholder is important. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure representation of your shares of Common Stock at the Annual Meeting. If you do attend the Annual Meeting you may revoke your proxy and vote by ballot at that time.

                                  By Order of the Board of Directors


                                    /s/ David L. Lopez
                                  -------------------------------------------
                                  David L. Lopez, C.P.A., Esq.
                                  Corporate Secretary

Doylestown, Pennsylvania
April 8, 2002

                          Discovery Laboratories, Inc.
                        350 South Main Street, Suite 307
                              Doylestown, PA 18901
                                 (215) 340-4699

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 21, 2002

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Discovery Laboratories, Inc., a Delaware corporation ("Discovery" or the "Corporation"), with its principal executive offices at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, for use at the Annual Meeting of Stockholders and any adjournment thereof (the "Annual Meeting") to be held on Tuesday, May 21, 2002, at 9:00 a.m. Eastern Daylight Time at the New York Athletic Club, 180 Central Park South, New York, NY 10019. It is expected that this Proxy Statement and the form of proxy, attached hereto as Appendix I, will be mailed to stockholders on or about April 12, 2002.

Only holders of record, as of April 5, 2002 (the "Record Date"), of shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Corporation will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. As of March 22, 2002, there were 26,385,680 shares of Common Stock outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote.

Stockholders may vote at the Annual Meeting in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Corporation at any time before it is exercised by executing a proxy with a later date, or by attending and voting at the Annual Meeting. All properly executed proxies that are returned in time to be counted at the Annual Meeting will be voted as stated below under "Voting Procedures." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by striking through that nominee's name on the proxy. In addition to the election of directors, the stockholders will consider and vote upon proposals approving the selection of the Corporation's independent auditors, amending the Corporation's Amended and Restated 1998 Stock Incentive Plan, as amended (the "1998 Plan"), to increase the number of shares of Common Stock available for issuance under the 1998 Plan from 4,150,000 to 5,150,000, amending the Corporation's Restated Certificate of Incorporation to increase the amount of authorized Common Stock from 35 million shares to 60 million shares and to transact such other business as may properly come before the meeting and any adjournments or postponements thereof. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR a respective matter if no specification is indicated.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the form of proxy.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

At the Annual Meeting, five directors will be elected by the stockholders to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Management recommends that the persons named below be elected as directors of the Corporation and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the size of the Board of Directors will be fixed at a lower number. The persons nominated for election to the Corporation's Board of Directors are: Robert J. Capetola, Ph.D.; Antonio Esteve, Ph.D.; Max E. Link, Ph.D.; Herbert H. McDade, Jr.; and Marvin E. Rosenthale, Ph.D. Each of the nominees, except Dr. Esteve, currently serves as a director of the Corporation. A plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. See "Voting Procedures."

General Information Concerning the Board of Directors and its Committees

The Board of Directors met four times in person and one time telephonically during the fiscal year ended December 31, 2001. Each incumbent director, except for Mark S. Siegel, attended, in person or by telephone, at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which he served during such fiscal year. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. Mark S. Siegel attended four meetings of the Board of Directors but did not attend two Audit Committee meetings during the time he served on such committee.

Audit Committee. The Audit Committee of the Board of Directors, currently consisting of Herbert H. McDade, Jr., and Marvin E. Rosenthale, Ph.D., oversees the appointment and reappointment of independent accountants for the Corporation from time to time and addresses matters of accounting policy with such accountants. The Audit Committee also oversees management's response to and implementation of accounting policy and practice recommendations. The Audit Committee is responsible for the reporting of significant events to the Board of Directors with respect to the above audit issues. The Audit Committee met five times during 2001. See "Report of the Audit Committee."

Compensation Committee. The Board of Directors also has a Compensation Committee, currently consisting of Max E. Link, Ph.D., Richard G. Power, Mark C. Rogers, M.D., and Marvin E. Rosenthale, Ph.D. The Compensation Committee reviews and makes recommendations concerning executive and general compensation matters and administers the 1998 Plan together with the Board of Directors. The Compensation Committee met two times during 2001, and otherwise its respective responsibilities were assumed by the full Board of Directors.

Nominating Committee. The Nominating Committee, currently consisting of Robert
J. Capetola, Ph.D., Max E. Link, Ph.D., and Herbert H. McDade, Jr., has the authority to designate the nominees for director at each annual meeting of the stockholders of the Corporation, to fill vacancies on the Board of Directors occurring between such annual meetings and to evaluate the performance of the executive officers. The Nominating Committee does not consider nominees recommended by stockholders. The Nominating Committee met one time during 2001.

Report of the Audit Committee

The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Each of the Audit Committee members satisfies the definition of an independent director under the applicable rules of The NASDAQ SmallCap Market. The Board of Directors adopted a written charter for the Audit Committee on April 25, 2000.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Corporation including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Audit Committee discussed with the Corporation's independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2001 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended the selection of the Corporation's independent auditors.

Submitted by the Audit Committee

Herbert H. McDade, Jr.
Marvin E. Rosenthale, Ph.D.

Audit Fees

The aggregate fees billed by Ernst &Young LLP for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2001, were $78,000.

Financial Information Systems Design and Implementation Fees

There were no services provided by Ernst & Young LLP for the design and implementation of financial information systems during the fiscal year 2001.

All Other Fees

Aggregate fees of $59,000 were billed by Ernst & Young LLP for all other non-audit services, including audit related services of $45,000 and nonaudit services of $14,000, for the fiscal year ended December 31, 2001. Audit related services generally include fees for accounting consultations and SEC registration statements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation's directors, executive officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of the Corporation's equity securities (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of the Corporation's Common Stock and other equity securities of the Corporation. Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all of the Section 16(a) reports they file. Specific due dates for these reports have been established and the Corporation is required to identify in this Proxy Statement those Reporting Persons who failed to timely file these reports. To the Corporation's knowledge, based solely upon a review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2001, and representations made by the Reporting Persons, the Corporation believes that during fiscal year 2001 its Reporting Persons complied with all substantive filing requirements under Section 16(a) of the Exchange Act except for the following: each of Mark C. Rogers, M.D., Marvin E. Rosenthale Ph.D., Richard G. Power, and Evan Myrianthopoulos, inadvertently failed to file a Form 5 by its due date and Dr. Rosenthale failed to timely file a Form 4.

Nominees for Election to the Board of Directors

The following table sets forth the names and ages, as of April 5, 2002, of the nominees to be elected at the Annual Meeting, their respective principal occupations during the past five years and the period during which each has served as a director of the Corporation. For information concerning the number of shares of Common Stock beneficially owned by each nominee, see "Principal Stockholders."

       Name                                 Age               Position with the Corporation
       ----                                 ---               -----------------------------
       Robert J. Capetola, Ph.D.            52                Director, Chief Executive Officer
       Antonio Esteve, Ph.D.                44                Nominee for Director
       Max E. Link, Ph.D.                   61                Director
       Herbert H. McDade, Jr.               74                Director, Chairman of the Board of Directors
       Marvin E. Rosenthale, Ph.D.          68                Director


Robert J. Capetola, Ph.D. has served as President, Chief Executive Officer and a Director of Discovery since 1998. From October 1996 to 1998, Dr. Capetola served as Chairman and Chief Executive Officer of Acute Therapeutics, Inc. ("ATI"), which was a majority-owned subsidiary of Discovery Laboratories Inc. (a predecessor to the Corporation ("Old Discovery"). From February 1994 to May 1996, Dr. Capetola was the President and served on the board of directors of Delta Biotechnology, a subsidiary of Ohmeda Pharmaceutical Products Division, a division of The BOC Group ("Ohmeda"). From December 1992 to September 1996, Dr. Capetola served as Vice President of Research and Development at Ohmeda. He served on Ohmeda's operating board and was responsible for all aspects of Ohmeda's research and development, including preclinical research and development, clinical development, biometrics and regulatory affairs. From 1977 to 1992, Dr. Capetola held a variety of positions at Johnson & Johnson Pharmaceutical Research Institute, including Senior Worldwide Director of Experimental Therapeutics. Dr. Capetola received his B.S. from the Philadelphia College of Pharmacy & Science and his Ph.D. in pharmacology from Hahnemann Medical College.

Antonio Esteve, Ph.D. Dr. Esteve has been with Laboratorios del Dr. Esteve, S.A. ("Esteve") since 1984 and is currently a member of the Executive Committee of Esteve and Director of Scientific and Commercial Operations. He currently serves as an elected member of the Advisory Board for research and development of the Spanish Ministry of Science and Technology. From 1998 to 2001 he served as Chairman of the Advisory Committee on Trade and Economics of the International Federation of Pharmaceutical Manufacturers Association (IFPMA). Since 1986, Dr. Esteve has served as Professor at the Autonomous University of Barcelona, School of Pharmacy. In 1982, Dr. Esteve was employed by McNeil Pharmaceutical where he specialized in pharmaceutical marketing. Dr. Esteve holds a Ph.D. in Pharmaceutical Science and a degree in Pharmacy from the University of Barcelona, Faculty of Pharmacy.

Max E. Link, Ph.D. has served as a Director of the Corporation since November 1997 and was a Director of Old Discovery from October 1996 until such time. He also served as a Director of ATI from October 1996 to 1998. Dr. Link has held a number of executive positions with pharmaceutical and health care companies. He currently serves on the boards of directors of seven other publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Protein Design Labs, Inc., Human Genome Sciences, Inc., Cell Therapeutics, Inc., Columbia Laboratories, Inc., CytRx Corporation and Access Pharmaceuticals, Inc. From May 1993 until June 1994, Dr. Link was Chief Executive Officer of Corange Limited, the parent company of Boehringer Mannheim and DePuy Acromed, Inc. Prior to that time, he served in a number of positions within Sandoz Pharma, Ltd., including Chief Executive Officer from 1987 until April 1992, and Chairman from April 1992 until May 1993.

Herbert H. McDade, Jr. has served as a Director of the Corporation since June 1996. Mr. McDade is the Chairman of Access Pharmaceuticals, Inc., and a member of the board of directors of one other publicly-held company, CytRx Corporation. Mr. McDade was employed by the Upjohn Company for 20 years, served for 14 years as President of Revlon Health Care Pharmaceuticals and Revlon Health Care International, and served as Chairman and President of Armour Pharmaceutical Company from 1986 to 1990.

Marvin E. Rosenthale, Ph.D. has served as a Director of the Corporation since 1998 and was as a Director of ATI from October 1996 to 1998. Dr. Rosenthale currently serves on the boards of directors of the publicly-held company, Allergan Specialty Therapeutics, Inc., and the privately-held company, Medinox, Inc. He was the President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics, Inc., from 1994 until 1997 and served as Vice President in 1993. From 1990 to 1993, Dr. Rosenthale served as Vice President, Drug Discovery

Worldwide, at R.W. Johnson Pharmaceutical Research Institute. From 1977 to 1990, Dr. Rosenthale served in a variety of positions in drug discovery research for Ortho Pharmaceutical Corporation, including director of the divisions of pharmacology and biological research and executive director of drug discovery research. From 1960 to 1977, he served in various positions with Wyeth Laboratories. Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College & Hospital, an M.Sc. in pharmacology from Philadelphia College of Pharmacy and Science and a B.Sc. in pharmacy from the Philadelphia College of Pharmacy.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of the executive officers of the Corporation:

Name                                 Age         Position with the Corporation
----                                 ---         -----------------------------
Robert J. Capetola, Ph.D.             52         President, Chief Executive Officer and Director

John G. Cooper                        43         Senior Vice President, Chief Financial Officer

Cynthia Davis                         33         Vice President, Administrative Operations and Controller

Ralph Niven, Ph.D., M.R.Pharm.S       42         Senior Vice President, Preclinical Development

Christopher J. Schaber                35         Chief Operating Officer and Executive Vice President, Drug
                                                    Development and Regulatory Compliance

Huei Tsai, Ph.D.                      62         Vice President, Biometrics

Deni M. Zodda, Ph.D.                  48         Senior Vice President, Business Development

Robert J. Capetola, Ph.D. has served as President, Chief Executive Officer and a Director of the Corporation since 1998. Additional information regarding Dr. Capetola is included in the preceding pages under "Nominees for Election to the Board."

John G. Cooper joined the Corporation in December 2001 as Senior Vice President and Chief Financial Officer. Previously, he was Chief Financial Officer at Mobility Technologies, Inc., a venture capital backed wireless technology company, commencing November 2000. Previously, Mr. Cooper was employed as Chief Financial Officer at Taratec Development Corporation, a venture capital backed provider of information technology solutions to the life sciences industry, commencing May 1999. From 1995 to 1999, Mr. Cooper served as Senior Vice President & Chief Financial Officer of Chrysalis International Corporation, a public company (ultimately acquired by MDS Pharmaceuticals Inc.) providing drug development services to the life sciences industry. From 1989 to 1995, Mr. Cooper was employed by DNX Corporation, a public biotechnology company, where he served as Senior Vice President and Chief Financial Officer and managed its Initial Public Offering in 1991. From 1985 to 1989, he was employed by ENI Diagnostics (a public life sciences company acquired by Pharmacia in 1989), his last position being Director, Finance and Controller. Mr. Coopers' responsibilities above included finance & accounting, M&A, investor relations, management information systems, human resources, and corporate administration/governance and he has served as General Manager and member of the Board of Directors for operating subsidiaries. Earlier in his career he held financial management positions at C.R. Bard and Warner Communications. Mr. Cooper is a Certified Public Accountant and received his B.S. in Commerce from Rider University.

Cynthia Davis currently serves as Vice President, Administrative Operations and Controller of the Corporation. Ms. Davis has served as Controller of the Corporation since 1998. Prior to that time, Ms. Davis served as Controller of ATI from 1996 until 1998. Ms. Davis held administrative management positions with ERD Environmental Group from September 1991 until September 1996. Ms. Davis received her A.A. degree from the Lansdale School of Business in May 1989.

Ralph Niven, Ph.D., M.R.Pharm.S., joined the Corporation as Senior Vice President, Preclinical Development in December 2001 and is responsible for the Corporation's aerosol and drug delivery operations in Redwood City, California. Prior to joining the Corporation, Dr. Niven was founder and Principal of SciMax, a consulting practice focused on aerosol technologies and pulmonary drug delivery. From 1998 to 1999, Dr. Niven served as Vice President of Development with Advanced Inhalation Research (acquired by Alkermes, Inc. in 1999), developing dry-powder pulmonary drug delivery systems for use in the treatment of respiratory diseases and for the systemic delivery of complex macromolecules via the lungs. From 1996 to 1998, Dr. Niven was employed by Valentis, Inc. (formerly Megabios Corp.), a leader in the field of gene delivery systems, most recently as Director of Pharmaceutical Sciences. From 1991 to 1995, Dr. Niven was employed by Amgen Inc., where he served in senior scientific capacities predominantly focused on pulmonary drug delivery and aerosol programs. Dr. Niven has authored over 40 publications on respiratory drug delivery, and has been issued four United States patents in the areas of pulmonary absorption of modified proteins, protein nebulization, and the formulation and delivery of gene therapeutics. Dr. Niven received his undergraduate degree in Pharmacy from the University of Strathcylde in Scotland, his Ph.D. in Pharmaceutical Sciences from the University of Kentucky in 1988 and completed his Post Doctoral work at the University of Florida and Harvard School of Public Health.

Christopher J. Schaber has served as Executive Vice President & Chief Operating Officer of the Corporation since May 2000 with the responsibility for clinical development, regulatory affairs, quality control and assurance, and manufacturing and distribution. Previously, he held the positions of Executive Vice President of Drug Development and Regulatory Compliance commencing April 1999 and Chief Development Officer and Vice President of Regulatory Affairs and Quality Assurance\Quality Control of the Corporation commencing June 1998. He served as Vice President of Regulatory Affairs and Quality Assurance with ATI from 1996 to 1998. Mr. Schaber was employed from 1994 to 1996 by Ohmeda as Director of Worldwide Regulatory Affairs. At Ohmeda, Mr. Schaber was directly responsible for all regulatory strategies with the FDA and other health authority bodies. From 1989 to 1994, Mr. Schaber held a variety of regulatory positions of increasing importance with The Liposome Company, Inc., and Elkins-Sinn Inc., a division of Wyeth-Ayerst Laboratories. Mr. Schaber received his B.A. from Western Maryland College and his M.S. in Pharmaceutics from Temple University. Mr. Schaber is currently pursuing his Ph.D. in Pharmaceutical Sciences with The Union Graduate School. In 1994, Mr. Schaber received his Regulatory Affairs Certification (RAC) from the Regulatory Affairs Professional Society.

Huei Tsai, Ph.D., has served as Vice President, Biometrics of the Corporation since 1998. Previously, he held such position with ATI from 1997. Prior to joining ATI, Dr. Tsai served as Director of Biometrics and Clinical Information at Ohmeda from 1995 to 1996. From 1977 to 1994, Dr. Tsai held a variety of biostatistical positions at the Robert Wood Johnson Pharmaceutical Research Institute and Ortho Pharmaceutical (both subsidiaries of Johnson & Johnson), including Director of Biostatistics for Clinical Pharmacology. From time-to-time during the period from 1994 to 1997, Dr. Tsai also served as a statistical consultant to a variety of companies, including Janssen Pharmaceutical Company. Dr. Tsai received a B.A. degree in economics from Tunghai University in 1962, and a Ph.D. in statistics from Oklahoma State University in 1976.

Deni M. Zodda, Ph.D. has served as Senior Vice President, Business Development since September 2000. Dr. Zodda is responsible for the commercial operations of the Corporation, including strategic alliances and sales and marketing of the Company's lead product Surfaxin(R). Dr. Zodda is the head of the Joint Commercialization Committee, the governing body of the collaboration between the Corporation and Quintiles Transnational Corp. The Committee is responsible for directing the commercialization of Surfaxin in the United States. Previously, he held the position of Managing Director of the Corporate Finance-Life Sciences Group at KPMG, LLC, commencing March 1998. At KPMG he was responsible for managing mergers and acquisitions, business development, and strategic advisory services to the biopharmaceutical industry. Prior to joining KPMG, Dr. Zodda was employed as Senior Director of Business Development at Cephalon, Inc., from 1995 through 1997. Earlier in his career he held increasingly senior marketing and business development positions with Wyeth-Ayerst Laboratories, Inc.; Premier Hospitals Alliance, Inc.; Baxter Healthcare Corporation, Inc.; and SmithKline Diagnostics, Inc. Dr. Zodda holds a B.S. in Biology from Villanova University, an M.B.A. in Marketing and Finance from the University of Santa Clara, and a Ph.D. from the University of Notre Dame.

Family Relationships

There are no family relationships among directors or executive officers of the Corporation.

Voting Agreements

In connection with its recent collaborative ventures with PharmaBio Development Inc. ("PharmaBio"), an affiliate of Quintiles Transnational Corp., in December 2001, and Esteve in March 2002, the Corporation and such parties agreed to similar irrevocable voting arrangements (the "Voting Agreements"). Pursuant to the Voting Agreements, each of PharmaBio and Esteve have agreed to vote in favor of all persons nominated by the then current Board of Directors for election to the Board of Directors and otherwise in accordance with the recommendations of the Board of Directors with respect to any issues other than those relating to the agreements between the parties (and, in the case of PharmaBio, its affiliate, Quintiles Transnational Corp.) or to certain specified change of control transactions.

As of April 2, 2002, PharmaBio and Esteve held 791,705 and 821,862 shares of Common Stock, respectively, which are subject to the Voting Agreements and, if such shares are outstanding as of the Record Date, they may otherwise be voted at the Annual Meeting in accordance therewith. Such shares represent 3.0% and 3.1% of the outstanding shares of Common Stock as of April 2, 2002, respectively. None of the proposals to be considered at the Annual

Meeting which are described in this Proxy Statement relate to the agreements between the parties or any change of control transactions.

The Voting Agreements also will apply to the Corporation's Annual Meetings in 2003 unless PharmaBio or Esteve, as the case may be, cease to beneficially own less than 1.5% of the issued and outstanding shares of Common Stock.

The Board of Directors recommends a vote "FOR" the nominees to the Board of Directors set forth above.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 22, 2002, certain information regarding the beneficial ownership of the Common Stock (i) by each person known by the Corporation to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, (ii) by each director, (iii) by each of the executive officers listed in the table below, and (iv) by all such executive officers and directors of the Corporation as a group. The address of all individuals is c/o Discovery Laboratories, Inc., 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, unless otherwise noted.

              Name and Address of                     Number of                Percentage of Class
             Beneficial Owner (1)                      Shares                Beneficially Owned (1)
             --------------------                      ------                ----------------------
Robert J. Capetola, Ph.D.(2)                         1,290,069                        4.75%

John G. Cooper (3)                                     100,000                          *

Cynthia Davis (4)                                      250,206                          *

Ralph Niven, Ph.D., M.R.Pharm.S. (5)                    70,000                          *

Christopher J. Schaber (6)                             419,661                        1.57%

Huei Tsai (7)                                          313,544                        1.18%

Deni M. Zodda, Ph.D. (8)                               150,000                          *

Marvin E. Rosenthale, Ph.D. (9)                         78,600                          *
6908 Queenferry Circle
Boca Raton, FL 33496

Richard G. Power (10)
The Sage Group                                         159,960                          *
245 Route 22 West, Suite 304
Bridgewater, NJ 08807

Herbert H. McDade, Jr. (11)                             74,619                          *
720 Milton Road, Apt. K-1
Rye, NY  10580

Max E. Link, Ph.D. (12)                                106,819                          *
230 Central Park West, Apt.14A
New York, NY  10024

Antonio Esteve, Ph.D. (13)                           1,139,026                        4.32%
Ave. Mare de Deu de Montserrat, 221
08041 Barcelona, Spain

              Name and Address of                     Number of                Percentage of Class
             Beneficial Owner (1)                      Shares                Beneficially Owned (1)
             --------------------                      ------                ----------------------
Mark C. Rogers, M.D. (14)                               159,683                         *
Paramount Capital, Inc.
787 Seventh Avenue, 48th Floor
New York, NY 10019

Mark S. Siegel (15)                                     316,560                       1.20%
1801 Century Park East
Suite 1111
Los Angeles, CA 90067

Safeco Corp. (16)                                     2,068,966                       7.74%
4333 Brooklyn Avenue
Northeast Safeco Plaza
Seattle, WA  98185

OrbiMed Advisors, LLC (17)                            3,504,265                      13.28%
767 Third Avenue, 6th Floor
New York, NY 10017

     Finsbury Worldwide                               1,821,554                       6.90%
     Pharmaceutical Trust (17)
     767 Third Avenue, 6th Floor
     New York, NY  10017

     Winchester Global Trust Company Ltd., as         1,320,000                       5.00%
     Trustee for Caduceus Capital Trust (17)
     Williams House, 20 Reid Street
     Hamilton, HM11 Bermuda

Lindsay A. Rosenwald, M.D. (18)                       2,219,929                       8.30%
787 Seventh Avenue, 48th Floor
New York, NY 10019

All Discovery directors and officers as a             3,490,261                      13.23%
group (13 persons)

---------------------------------------------------------------------------------------------------

* Less than 1%

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes voting and investment power with respect to shares of Common Stock. Shares of Common Stock and shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Includes 21,793 shares of Common Stock issuable on the exercise of outstanding options granted on April 17, 1997; 43,010 shares of Common Stock issuable on the exercise of outstanding options granted on March 5, 1998; 115,090 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 59,500 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 54,240 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 187,730 shares of Common Stock issuable on the exercise of outstanding options granted on January 1, 1999; 62,500 shares of Common Stock issuable on the exercise of outstanding options granted on September 30, 1999; 125,000 shares of common stock issuable on the exercise of outstanding options granted on September 15, 2000, and 125,000 shares of common stock issuable on the exercise of outstanding options granted on September 21, 2001, all of which are immediately exercisable and fully vested.

(3) Includes 100,000 shares of Common Stock issuable on the exercise of outstanding options granted on December 10, 2001, which are immediately exercisable and vest 25% at the time of grant with the balance vesting in 3 equal annual installments upon the optionee's successive completion of service with the Corporation. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(4) Includes 1,950 shares of Common Stock issuable on the exercise of outstanding options granted on January 2, 1997; 8,775 shares of Common Stock issuable on the exercise of outstanding options granted on January 1, 1998; 4,428 shares of Common Stock issuable on the exercise of outstanding options granted March 5, 1998; 11,848 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 6,125 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 7,760 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 28,270 shares of Common Stock issuable on the exercise of outstanding options granted on January 1, 1999; 60,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 30, 1999, and 50,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 15, 2000, all of which are immediately exercisable. Also includes 15,000 shares of Common Stock issuable on the exercise of outstanding options granted on May 10, 2001; and 48,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 21, 2001, all of which are immediately exercisable and vest 25% at the time of grant with the balance vesting in 3 equal annual installments upon the optionee's successive completion of service with the Corporation. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(5) Includes 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on February 21, 2001, and 50,000 shares of Common Stock issuable on the exercise of outstanding options granted on December 1, 2001. All such options are immediately exercisable and vest 25% at the time of grant with the balance vesting in 3 equal annual installments upon the optionee's successive completion of service with the Corporation. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(6) Includes 14,813 shares of Common Stock issuable on the exercise of outstanding options granted on March 5, 1998; 39,638 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 20,493 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 18,400 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 40,000 shares of Common Stock issuable on the exercise of outstanding options granted on January 1, 1999; 42,500 shares of Common Stock issuable on the exercise of outstanding options granted on September 30, 1999, and 74,500 shares of Common Stock issuable on the exercise of outstanding options granted on September 15, 2000, all of which are immediately exercisable. Also includes 70,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 21, 2001, which are immediately exercisable and vest 25% at the time of grant with the balance vesting in 3 equal annual installments upon the optionee's successive completion of service with the Corporation. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(7) Includes 14,813 shares of Common Stock issuable on the exercise of outstanding options granted on March 5, 1998; 39,638 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 20,493 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 18,400 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 40,000 shares of Common Stock issuable on the exercise of outstanding options granted on January 1, 1999; 38,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 30, 1999, and 45,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 15, 2000, all of which are immediately exercisable. Also includes 55,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 21, 2001, which are immediately exercisable and vest 25% at the time of grant with the balance vesting in 3 equal annual installments upon the optionee's successive completion of service with the

Corporation. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(8) Includes 70,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 18, 2000, 15,000 shares of Common Stock issuable on the exercise of outstanding options granted on May 10, 2001, and 65,000 shares of Common Stock issuable on the exercise of outstanding options granted on September 21, 2001, all of which are immediately exercisable and vest 25% at the time of grant with the balance vesting in 3 equal annual installments upon the optionee's successive completion of service with the Corporation. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(9) Includes 7,800 shares of Common Stock issuable on the exercise of outstanding options granted on November 1, 1996; 7,800 shares of Common Stock issuable on the exercise of outstanding options granted on January 30, 1998; all of which are immediately exercisable and fully vested. Also Includes 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 28, 1999; 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 2000, and 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 15, 2001, which were granted under the Automatic Option Grant Program. Shares of Common Stock subject to options granted under the Automatic Option Grant Program of the 1998 Plan on June 16, 1998, and thereafter, vest on the first anniversary of the date of grant. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(10) Includes 4,368 shares of Common Stock issuable on the exercise of outstanding options granted on October 28, 1996, all of which are immediately exercisable and fully vested. Also includes 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 28, 1999; 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 2000, 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 15, 2001, which were granted under the Automatic Option Grant Program. Shares of Common Stock subject to options granted under the Automatic Option Grant Program of the 1998 Plan on June 16, 1998, and thereafter, vest on the first anniversary of the date of grant. Also includes 615 shares of Common Stock issuable on the exercise of outstanding warrants purchased on March 23, 2000. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(11) Includes 9,729 shares of Common Stock issuable on the exercise of outstanding options granted on June 1, 1996; 3892 shares of Common Stock issuable on the exercise of outstanding options granted on June 1, 1997, all of which are immediately exercisable and fully vested. Also includes 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 28, 1999; 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 2000 and 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 15, 2001, which were granted under the Automatic Option Grant Program. Shares of Common Stock subject to options granted under the Automatic Option Grant Program of the 1998 Plan on June 16, 1998, and thereafter, vest on the first anniversary of the date of grant. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(12) Includes 23,400 shares of Common Stock issuable on the exercise of outstanding options granted on October 28, 1996, all of which are immediately exercisable and fully vested. Also includes 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 28, 1999; and 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 15, 2001, which were granted under the Automatic Option Grant Program. Shares of Common Stock subject to options granted under the Automatic Option Grant Program of the 1998 Plan on June 16, 1998, and thereafter, vest on the first anniversary of the date of grant. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(13) Beneficial ownership of Common Stock includes 821,862 shares owned by Laboratorios del Dr. Esteve, S.A. ("Laboratorios Esteve") and 317,164 shares owned by Laboratorios P.E.N., S.A. ("Laboratorios P.E.N."), an affiliate of Laboratorios Esteve. As a consequence of Dr. Esteve's relationship with Laboratorios Esteve, including, serving as a Member of the Executive Committee of Laboratorios Esteve, he may be deemed to have beneficial ownership of the shares owned by Laboratorios Esteve and Laboratorios P.E.N.

(14) Includes 9,729 shares of Common Stock issuable on the exercise of outstanding options granted on June 1, 1996; 31,200 shares of Common Stock issuable on the exercise of outstanding options granted on October 28, 1996; and 3,892 shares of Common Stock issuable on the exercise of outstanding options granted on June 1, 1997, all of which are immediately exercisable and fully vested. Also includes 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 1998; 10,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 28, 1999, 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 16, 2000 and 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on June 15, 2001, which were granted under the Automatic Option Grant Program. Shares of Common Stock subject to options granted under the Automatic Option Grant Program of the 1998 Plan on June 16, 1998, and thereafter, vest on the first anniversary of the date of grant. Also includes 50,000 shares of Common Stock issuable on the exercise of outstanding options granted on August 23, 2000, which are immediately exercisable. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(15) Includes 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on April 27, 2001, which were granted under the Automatic Option Grant Program. Shares of Common Stock subject to options granted under the Automatic Option Grant Program of the 1998 Plan on June 16, 1998, and thereafter, vest on the first anniversary of the date of grant. Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Corporation's right to repurchase at the exercise price paid per share.

(16) Beneficial ownership includes 1,149,425 shares of Common Stock and 229,885 shares of Common Stock issuable upon the exercise of Class F Warrants owned by Coralbasin & Co. ("Coralbasin") and 574,713 shares of Common Stock and 114,943 shares of Common Stock issuable upon the exercise of Class F Warrants owned by Coralrock & Co. ("Coralrock") for which Safeco Corp. has the right to exercise voting power or investment power, or both, and as a consequence thereof may be deemed to beneficially own such shares. The Class F Warrants were issued to Coralbasin and Coralrock on October 1, 2001, are immediately exercisable and have a term of five years.

(17) OrbiMed Advisors, LLC, is the general partner of and investment manager of Finsbury Worldwide Pharmaceutical Trust, Caduceus Capital II, L.P., and Winchester Global Trust Company. As a consequence of these relationships, OrbiMed Advisors, LLC, may be deemed to share beneficial ownership of 1,821,554, 362,711, and 1,320,000 shares, respectively, of Common Stock owned by the above parties.

(18) Dr. Rosenwald is Chairman and sole stockholder of Paramount Capital Asset Management ("PCAM"). PCAM is the general partner of Aries Select I, LLC, a Delaware limited liability company, and the investment manager of Aries Select Ltd., a Cayman Islands Exempt company (collectively, "Aries"). As a consequence of these relationships, Dr. Rosenwald may be deemed to share beneficial ownership of the Common Stock beneficially owned by Aries. PCAM's and Dr. Rosenwald's beneficial ownership of the total of the 793,029 shares of Common Stock held by Aries, includes 92,548 shares of Common Stock issuable upon exercise of common warrants held by Aries, all of which are exercisable within 60 days of the date hereof. Dr. Rosenwald's beneficial ownership also includes 275,986 shares of Common Stock issuable upon exercise of common warrants held by him. Dr. Rosenwald disclaims beneficial ownership of any securities issuable upon exercise of warrants granted to employees of Paramount Capital, Inc.

                       COMPENSATION AND OTHER INFORMATION
                        CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

The following Summary Compensation Table sets forth the compensation earned for each of the last three completed fiscal years by (i) the person who served as the Corporation's chief executive officer during the last completed fiscal year,
(ii) the four most highly compensated officers of the Corporation other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus equaled or exceeded $100,000, and (iii) certain executive officers who were not serving as an executive officer at the end of the last fiscal year and whose total annual salary and bonus equaled or exceeded $100,000, but would have been included under (ii) above if such officer was an executive officer at the end of such fiscal year (collectively the "Named Officers"), for services rendered in all capacities to the Corporation.

                                                           Summary Compensation Table
                                                           --------------------------
                                            Annual Compensation                Long Term Compensation Awards
                                            -------------------                -----------------------------
                                                                          Restricted       Securities          All Other
                                                                             Stock         Underlying
 Name and Principal Position     Year      Salary           Bonus          Award(s)       Options/SARs       Compensation
 ---------------------------     ----      ------           -----          --------       ------------       ------------
                                             ($)             ($)              ($)              (#)                ($)
Robert J. Capetola, Ph.D.       2001     $  275,000   $  120,000 (1)          --              125,000             --
President, Chief Executive      2000     $  258,500   $  127,000 (2,3,4)      --              125,000             --
Officer and Director            1999     $  245,700   $   63,700 (5)          --              312,730             --

Cynthia Davis                   2001     $  110,000   $    36,500             --               63,000             --
Vice President and Controller   2000     $  101,239   $    44,000 (3)         --               50,000             --
                                1999     $   85,000   $    37,000 (5)         --               88,270             --

Christopher J. Schaber          2001     $  210,000   $    60,000             --               70,000             --
Chief Operating Officer and     2000     $  195,336   $    74,500 (3)         --               74,500             --
Executive Vice President        1999     $  159,417   $    64,000 (5)         --              125,000             --

Huei Tsai                       2001     $  155,000   $    63,000 (1)         --               55,000             --
Vice President, Biometrics      2000     $  150,000   $    23,000 (3)         --                45,00             --
                                1999     $  147,000   $    29,000 (5)         --               78,000             --

Deni M. Zodda, Ph.D.            2001     $  182,000   $    56,000             --               80,000             --
Sr. Vice President, Business    2000     $   51,000   $    36,000             --               70,000             --
Development                     1999     $       --   $        --             --                   --             --

(1)   Includes 2000 bonus paid in 2001.

(2) Includes a $30,000 bonus that was payable upon the attainment of certain corporate milestones which was approved by the Compensation Committee. In March 2000, the Board of Directors accelerated the payment of such bonus.

(3) Includes bonuses paid in connection with the Corporation's completion of a Phase II clinical trial in accordance with the management letter entered into in March 1998 among the Corporation and certain of its executive officers in connection with the 1998 Merger.

(4)   Includes 1999 bonus paid in 2000.

(5)   Includes 1998 bonus paid in 1999.

Option Grants In Last Fiscal Year

The following table contains information concerning the stock option grants (including grants of Contingent Milestone Options) made to the Named Officers for the fiscal year ended December 31, 2001. No stock appreciation rights were granted to these individuals during such year.


                                                  Number of                                  Exercise or
                                Expiration        Securities        % of Total Options       Base Price
                                -----------       Underlying       Granted to Employees      ----------
            Name                   Date        Options Granted        in Fiscal Year         ($/sh) (1)
            ----                   ----        ---------------        --------------         ----------
Robert J. Capetola, Ph.D.        09/20/11          125,000                11.5%                   $2.10
Cynthia Davis                    05/09/11           15,000                 1.4%                    4.09
                                 09/20/11           48,000                 4.4%                    2.10
Christopher J. Schaber           09/20/11           70,000                 6.5%                    2.10
Huei Tsai, Ph.D.                 09/20/11           55,000                 5.1%                    2.10
Deni M. Zodda, Ph.D.             05/09/11           15,000                 1.4%                    4.09
                                 09/20/11           65,000                 6.0%                    2.10

(1) The exercise price of options issued by the Corporation may be paid in cash, in shares of Common Stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Corporation may also finance the exercise of options issued by the Corporation by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth information concerning option exercises and option holdings (including contingent milestone options) for the fiscal year ended December 31, 2001, with respect to the Named Officers. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                                               Number of Securities Underlying           Value of Unexercised In The
                                                Unexercised Options at FY-End            Money Options at FY-End (1)
                                                -----------------------------            ---------------------------
                                                             (#)
                              Shares
                             Acquired
                                on
                             Exercise       Value
           Name                 (#)       Realized     Exercisable     Unexercisable     Exercisable    Unexercisable
           ----                 ---       --------     -----------     -------------     -----------    -------------
Robert J. Capetola, Ph.D.       --           --         793,863             --           $ 545,931           --
Cynthia Davis                   --           --         242,156             --           $ 273,624           --
Christopher J. Schaber          --           --         320,344             --           $ 238,600           --
Huei Tsai, Ph.D.                --           --         274,344             --           $ 204,160           --
Deni M. Zodda, Ph.D.            --           --         150,000             --           $ 104,000           --

(1) Based on the fair market value of the Common Stock at year-end, $3.70 per share, less the exercise price payable for such shares.

Deductibility of Compensation

The Internal Revenue Code of 1986, as amended, Section 162(m), provides that compensation in excess of $1 million paid to an executive officer is not deductible unless it is performance based. Base salary does not qualify as performance-based compensation under Section 162(m). The Corporation's policy is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where shareholder value may be maximized by an alternative approach.

Compensation of Directors

Pursuant to the 1998 Plan, non-employee directors of the Corporation are entitled to receive an award of options for the purchase of 20,000 shares of Common Stock upon their election to the Board of Directors of the Corporation and an annual award of options for the purchase of 20,000 shares of Common Stock following each annual meeting of stockholders at which they are reelected provided they have served for at least six months prior to such meeting. Each such option has an exercise price equal to 60% of the fair market value of Common Stock on its date of grant and has a maximum term of 10 years, subject to earlier termination should the optionee cease to serve as a director of the Corporation. Each option is immediately exercisable for all of the option shares. However, the option shares are subject to repurchase by the Corporation, at the exercise price paid per share, in the event of the optionee's termination of service prior to vesting in the shares. Such options vest on the first anniversary of the date of grant. In addition, each of the Corporation's non-employee directors receives cash compensation in the amount of $1,500 per quarter, $1,000 for each meeting of the Board of Directors attended in person and $500 for each meeting of the Board of Directors attended telephonically. Directors are not precluded from serving the Corporation in any other capacity and receiving compensation therefor.

Employment Agreements

In December 2000, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that Dr. Capetola be retained as President and Chief Executive Officer of the Corporation for a four-year period that commenced January 1, 2001. Pursuant to Dr. Capetola's employment agreement with the Corporation (the "Capetola Employment Agreement"), Dr. Capetola is currently entitled to a base salary of $300,000 per annum and a minimum increase in such base salary of 5% per annum. Dr. Capetola is entitled to a minimum annual bonus equal to 20% of his base salary. Dr. Capetola is also entitled to a discretionary bonus, to be paid in either cash or equity as determined by the Compensation Committee, upon the completion of any Phase 2 or 3 clinical trials or the receipt of marketing approval with respect to any portfolio compound of the Corporation. Such bonuses, if any, will be paid only once for the attainment of each of the foregoing milestones.

The Corporation has agreed to provide Dr. Capetola with long-term disability insurance and $2 million in life insurance, subject to a combined premium cap of $15,000 for the first year of Capetola Employment Agreement, which cap shall be increased by 5% for each successive full year under the Capetola Employment Agreement.

The Capetola Employment Agreement has a term of four years expiring December 31, 2004. In the event the Capetola Employment Agreement is terminated prior to such date without cause or is constructively terminated, Dr. Capetola will be entitled to a lump-sum severance payment equal to 15 months of his then current base salary. Dr. Capetola has agreed not to engage in certain activities competitive with the business of the Corporation throughout his employment term and for a period of 15 months following any termination of his employment with the Corporation.

Pursuant to an employment agreement dated as of December 10, 2001, John G. Cooper was retained as the Corporation's Senior Vice President, Chief Financial Officer for a term of three years ending on December 9, 2004. Mr. Cooper's base salary is $190,000, he was paid a one-time cash signing bonus of $20,000 and is entitled to a discretionary year-end bonus to be paid in either cash or equity, solely at the discretion of the Compensation Committee.

Pursuant to an employment agreement dated as of December 1, 2001, Ralph Niven, Ph.D., was retained as the Corporation's Senior Vice President, Preclinical Development for a term of three years ending on November 30, 2004. Prior to such date, Dr. Niven was engaged as a consultant to the Corporation. Dr Niven's base salary is $190,000, and he received a one-time cash signing bonus of $25,000 conditioned upon his being employed with the Company on January 15, 2002. Dr. Niven is also entitled to a discretionary year-end bonus to be paid in either cash or equity, solely at the discretion of the Compensation Committee. Dr. Niven is also entitled to a cash bonus equal to 2% of the aggregate gross proceeds raised by the Corporation in connection with drug delivery activities if such capital raising occurred during his employment with the Corporation and was completed substantially pursuant to his efforts.

Christopher J. Schaber, the Corporation's Chief Operating Officer and Executive Vice President of Drug Development and Regulatory Compliance; and Cynthia Davis, the Corporation's Vice President, Administrative Operations and Controller have been retained for a term of three years beginning June 15, 2001, at the following respective base salaries currently in effect: $223,000 and $130,000. Mr. Schaber is entitled to a one-time tuition reimbursement payment of $12,000. In addition, Huei Tsai, Ph.D., the Corporation's Vice President of Biometrics, has been retained for a term of two years ending June 15, 2003, at a base salary currently in effect of $165,000. Each such officer is entitled to a discretionary year-end bonus and a discretionary bonus to be paid upon the completion of Phase 3 clinical trials or the receipt of marketing approval with respect to any portfolio compound of the Corporation, in each such case any such bonus is subject to the discretion of the Compensation Committee and may be paid in either cash or equity.

Pursuant to an employment agreement commencing September 11, 2000, Deni M. Zodda, Ph.D., the Corporation's Senior Vice President of Business Development has been retained for a term of three years ending September 10, 2003, at a base salary currently in effect of $195,000. In addition, Dr. Zodda is entitled to a discretionary year-end cash bonus and a discretionary bonus to be paid in either cash or equity, solely at the discretion of the Compensation Committee.

In the event that any of the foregoing officer's employment is terminated by the Corporation without good cause, each such officer, except for Dr. Capetola, will be entitled to severance pay equal to six months of his base salary, payable on the Corporation's normal payroll dates, which will be subject to setoff for any compensation received from subsequent employment during the severance period. In addition, if either of such officer's employment with the Corporation is terminated in certain circumstances in connection with a change of control, such officers will be entitled to severance pay equal to 12 months of his base salary, payable on normal payroll dates, subject to setoff for certain compensation received during the severance period. Mr. Cooper, Ms. Davis, Mr. Schaber, Dr. Tsai and Dr. Zodda have each agreed not to engage in activities competitive with the business of the Corporation for periods of either 6, 12 or 18 months, depending upon the circumstances, following any termination of their employment with the Corporation and Dr. Niven has agreed not to engage in activities competitive with the business of the Corporation for a period of either six months or 12 months, depending on the circumstances, following any termination of his employment with the Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company currently leases office and laboratory space in premises partially owned by a Company vice president/stockholder. Pursuant to the lease agreement, the Company is liable for its proportionate share of real estate taxes levied and certain operation and maintenance expenses incurred with respect to the leased property. Lease payments made to this party for the years ended December 31, 2001 and 2000, were approximately $195,000 and $170,000, respectively.

The Company, from time to time, engages the spouse of Cynthia Davis, the Corporation's Vice President, Administration and Controller, to render certain facility-based services. Aggregate approximate payments made to this party for the combined fiscal years 2001 and 2000 were $116,600.

In November, 2001, the Corporation entered into an agreement with Clinical Data Management, Inc. (CDM), replacing a earlier agreement, to perform duties associated with processing data for the Corporation's ongoing clinical trials. CDM is wholly-owned by the spouse of the Corporation's President and Chief Executive Officer. Payments made to CDM and its owner, including payments made prior to the agreement, for the years ended December 31, 2001 were approximately $221,400.

The Corporation believes that the terms of the lease and services discussed in the three immediately preceding paragraphs were comparable to the terms that would have been obtained from unrelated third party providers.

In April 2001, Remy Capital Partners III, LP, an affiliate of Mark S. Siegel, a Director of the Corporation, purchased shares of Common Stock from the Corporation for an aggregate purchase price of $1,000,000 in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D thereunder.

Lindsay A. Rosenwald, M.D., is the sole stockholder of PCAM and, as a result, may be deemed to have voting power and/or investment power with respect to shares of Common Stock beneficially owned by the Aries Domestic Fund II, L.P., Aries Select I LLC, and Aries Select Ltd. In addition, Dr. Rosenwald is the Chairman of the Board of Directors and sole stockholder of Paramount Capital, Inc. ("Paramount"). Mark C. Rogers, M.D., a Director of the Corporation who is not standing for reelection, is the President of Paramount and PCAM. In March 2000, Paramount acted as placement agent in connection with a private placement of approximately $19 million of Common Stock and Class E Warrants in which the Corporation received approximately $17.5 million in net proceeds. In connection therewith, Paramount received a commission of approximately $1,320,795 and warrants exercisable at $8.113 per share for 348,341 shares of Common Stock.

The Corporation has agreed pursuant to its charter documents to indemnify its directors to the maximum extent permissible under the General Corporation Law of the State of Delaware.

                                   PROPOSAL II

             ACTION REGARDING THE SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, acting upon the recommendation of the Audit Committee of the Board of Directors, has reappointed the firm of Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2002.

Fees for the last annual audit were $78,000 and all other fees were $59,000, including audit related services of $45,000 and nonaudit services of $14,000. Audit related services generally include fees for accounting consultations and SEC registration statements. There were no services provided by Ernst & Young LLP for the design and implementation of financial information systems during the fiscal year 2001.

Although action by the shareholders in this matter is not required under the laws of the State of Delaware, the Board of Directors believes that it is appropriate to seek shareholder action regarding this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Corporation's financial controls and reporting.

The Board of Directors recommends a vote "FOR" this proposal.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On December 15, 2000, the Audit Committee of the Corporation's Board of Directors elected to dismiss Richard A. Eisner & Co., LLP
("RAE"), as the Corporation's independent public accountants.

RAE's report on the financial statements of the Corporation for each of the Corporation's two fiscal years ended December 31, 1999, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Corporation's two recent fiscal years ended December 31, 1999, and through the subsequent interim period through December 15, 2000, to the knowledge of the Corporation's then current Board of Directors, there were no disagreements with RAE on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RAE, would have caused RAE to make reference to the subject matter of the disagreements in connection with their report with respect to the financial statements of the Corporation.

During the Corporation's two most recent fiscal years ended December 31, 1999, and through the subsequent interim period through December 15, 2000, there was no disagreement or difference of opinion with RAE regarding any event of the type described in Item 304(a)(1)(iv)(B) of Regulation S-B.

To the Corporation's knowledge, RAE has responded fully to all inquiries of the Corporation's successor accountant, Ernst & Young LLP. In addition, RAE has provided the Corporation with a letter addressed to the SEC, as required by Item 304(a)(3) of Regulation S-B, and such letter has been filed with the SEC.

The Corporation engaged Ernst & Young LLP as its independent auditors as of December 21, 2000 and the Board of Directors has reappointed the firm for the fiscal year ending December 31, 2002. Prior to the engagement of Ernst & Young LLP, the Corporation did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. The Corporation also did not consult with Ernst & Young LLP regarding the type of audit opinion which might be rendered on the Corporation's financial statements and no oral or written report was provided by Ernst & Young LLP.

                                  PROPOSAL III

                 PROPOSAL TO AMEND THE 1998 STOCK INCENTIVE PLAN
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES

The Amended and Restated 1998 Stock Incentive Plan of the Corporation, as amended (the "1998 Plan"), was adopted by the Board of Directors on March 24, 1998, and was approved by the stockholders on June 16, 1998. The 1998 Plan expires on March 24, 2008. The Corporation's stockholders have previously approved amendments to the 1998 Plan increasing the number of shares authorized under the 1998 Plan from 1,406,024 to 2,200,959 shares, effective as of June 28, 1999, from 2,200,959 to 3,000,000 shares, effective as of June 16, 2000, and from 3,000,000 to 4,150,000 shares, effective as of June 15, 2001. The purposes of the 1998 Plan is to attract individuals of experience and ability, to provide incentive to employees, consultants, and non-employee directors of the Corporation, to encourage employee and director proprietary interests in the Corporation, to encourage employees to remain in the employ of the Corporation and to attract individuals of experience and ability.

Currently, the number of shares authorized for issuance under the 1998 Plan is 4,150,000 shares. As of March 22, 2002, 50,503 shares remained available for issuance under the 1998 Plan for new grants of options to purchase shares.

The purpose of this Amendment is to permit the Board of Directors, the Corporation's Compensation Committee and its management to continue to provide long term, equity based incentives to present and future officers, employees, consultants and non-employee directors. If the Amendment is not approved, the Corporation will have only 50,503 shares available for grant under the 1998 Plan and thereafter will not be able to grant additional options under the 1998 Plan.

Pursuant to the 1998 Plan, as of March 22 2002, options to purchase 3,881,423 shares of Common Stock were outstanding at a weighted average price of $3.33 per share, and 218,074 options had been exercised. As of March 22, 2002, the market value of the Common Stock was $2.99 per share, based upon the closing price on such date on the Nasdaq SmallCap Market. In addition, there are options to purchase 70,049 shares of Common Stock with a weighted average price of $0.50 per share, outstanding under Old Discovery's 1996 Stock Option/Stock Issuance Plan and options to purchase 156,390 shares of Common Stock with a weighted average price of $0.13 outstanding under ATI's 1996 Stock Option/Stock Issuance Plan, all of which have been assumed by the Corporation.

Such options do not confer upon holders thereof any voting or any other rights of a stockholder of the Corporation. The shares of Common Stock issuable upon exercise of the options in accordance with the terms thereof will be fully paid and nonassessable.

The Board of Directors has approved and recommends to the stockholders that they vote "FOR" this proposal to amend the 1998 Plan to increase the number of shares of Common Stock issuable pursuant to the 1998 Plan to 5,150,000 shares.

Description of the 1998 Plan

The principal features of the 1998 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1998 Plan itself. Copies of the 1998 Plan can be obtained by writing to the Corporation's Secretary and Vice President, General Counsel, David L. Lopez, C.P.A., Esq., at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901.

Structure

The 1998 Plan includes three separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Option Grant Program. The principal features of each program are described below.

Administration

The Compensation Committee of the Board of Directors of the Corporation serves as the Plan Administrator with respect to the Discretionary Option Grant and Stock Issuance Programs. However, the Board of Directors may also administer those programs or one or more additional Board of Directors committees may be appointed to administer those programs with respect to certain designated classes of individuals in the Corporation's service. The term "Plan Administrator" as used in this summary will mean the Compensation Committee, the Board of Directors and any other appointed committee acting within the scope of its administrative authority under the 1998 Stock Incentive

Plan. Administration of the Automatic Option Grant Program is self-executing in accordance with the express provisions of such program.

Share Reserve

An aggregate of 1,406,024 shares were initially reserved for issuance under the 1998 Plan. An additional 794,935 shares were reserved for issuance under an amendment to the 1998 Plan approved in 1999, an additional 799,041 shares were reserved for issuance under an amendment to the 1998 Plan approved in 2000 and an additional 1,150,000 shares were reserved for issuance under an amendment to the 1998 Plan approved in 2001. If approved, an additional 1,000,000 shares will be reserved for issuance under the proposed Amendment. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Corporation's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the 1998 Plan and to each outstanding option.

Shares subject to any outstanding options under the 1998 Plan (including options incorporated from predecessor plans) which expire or otherwise terminate prior to exercise are available for subsequent issuance. Unvested shares issued under the 1998 Plan and subsequently repurchased by the Corporation pursuant to its repurchase rights under the 1998 Plan will also be available for subsequent issuance.

Eligibility

Officers and employees, non-employee directors and independent consultants and advisors in the service of the Corporation or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Only non-employee directors are eligible to participate in the Automatic Option Grant Program. As of the date of this Proxy Statement, five executive officers, 41 other employees and six non-employee directors are eligible to participate in the 1998 Plan.

Valuation

The fair market value per share of the Corporation's Common Stock on any relevant date under the 1998 Plan will be the closing selling price per share on that date on the Nasdaq SmallCap Market. On March 22, 2002, the closing selling price per share of Common Stock was $2.99

Discretionary Option Grant Program

The options granted under the Discretionary Option Grant Program may be either incentive stock options under the federal tax laws or non-statutory options. Each granted option has an exercise price per share not less than 100% of the fair market value per share of the Corporation's Common Stock on the option grant date, and no granted option has a term in excess of ten years. The shares subject to each option generally vest in a series of installments over a specified period of service measured from the grant date.

Upon cessation of service, the optionee has a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

Incentive stock options granted under the Discretionary Option Grant Program may not be assigned or transferred, except by the provisions of the optionee's will or the laws of inheritance following his or her death. Non-statutory options may be assigned or transferred pursuant to the optionee's will or the laws of inheritance and may also be assigned during the optionee's lifetime, in connection with the optionee's estate plan, to members of his or her immediate family or to a trust established exclusively for the benefit of such individuals.

The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including outstanding options under the Predecessor Plans) and to issue replacement options with an exercise price based on the fair market value of the Corporation's Common Stock at the time of the new grant.

Stock Issuance Program

Shares may be issued under the Stock Issuance Program for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, provided the value of such consideration, as determined by the Plan Administrator, is not less than the fair market value of the issued shares on the date of issuance. Shares may also be issued as a bonus for past services.

Shares issued as a bonus for past services will be fully vested upon issuance. All other shares issued under the program will be subject to a vesting schedule tied to the performance of service or the attainment of designated financial or key project milestones.

The Plan Administrator has the sole and exclusive authority, exercisable upon a participant's termination of service, to vest any or all unvested shares of Common Stock at the time held by that participant, to the extent the Plan Administrator determines that such vesting provides an appropriate severance benefit under the circumstances.

Automatic Option Grant Program

Non-employee directors are eligible to receive option grants under the Automatic Option Grant Program of the 1998 Plan. Presently, each individual who first becomes a non-employee director of the Corporation or any of its subsidiaries, whether through election by the stockholders or appointment by the Board of Directors, receives, at the time of such initial election or appointment, an automatic option grant for 20,000 shares of Common Stock. In addition, on the date of each annual stockholders meeting, each individual who is re-elected as a non-employee director is automatically granted at that meeting a stock option to purchase additional shares of Common Stock, provided that such individual has served as a non-employee Board of Directors member for at least six months. Under an amendment to the 1998 Plan, which was approved by the stockholders in 2000, the amount of shares that each non-employee director receives as an automatic grant on the date of each stockholders meeting was increased from 10,000 shares to 20,000 shares.

Each option has an exercise price per share equal to 60% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the grant date. The option is immediately exercisable for all the option shares, but any purchased shares are subject to repurchase by the Corporation, at the exercise price paid per share, upon the optionee's cessation of Board of Directors service prior to vesting in those shares. An amendment to the 1998 Plan, which was approved by the stockholders in 2000, provided that options granted on or after the date of the 1998 annual stockholders meeting will vest on the first anniversary of the date of grant. Prior to such amendment, the 1998 Plan provided that the shares subject to options granted under the Automatic Option Grant Program vest (and the Corporation's repurchase rights lapse) in four successive equal annual installments over the optionee's period of Board of Directors service, with the first of such vesting periods beginning six months after the option grant date.

The shares subject to each outstanding automatic option grant will immediately vest should any of the following events occur while the optionee continues in Board of Directors service: (i) the optionee's death or permanent disability;
(ii) an acquisition of the Corporation by merger or asset sale; or (iii) the successful completion of a hostile tender offer for more than 50% of the outstanding voting securities or a change in the majority of the Board of Directors occasioned by one or more contested elections for Board of Directors membership. Each automatic option grant held by an optionee upon his or her termination of Board of Directors service will remain exercisable, for any or all of the option shares in which the optionee is vested at the time of such termination, for up to a 12-month period following such termination date.

Automatic option grants may be assigned by the provisions of the optionee's will or the laws of inheritance following his or her death and may also be assigned during the optionee's lifetime, in connection with the optionee's estate plan, to members of his or her immediate family or to a trust established exclusively for the benefit of such individuals.

General Provisions

Acceleration

In the event that the Corporation is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Corporation's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with the Corporation or the acquiring entity is involuntarily terminated or the optionee resigns for good cause within a designated period following such acquisition. The Plan Administrator will have similar discretion to grant options which will become fully exercisable for all the option shares should the optionee's service terminate, whether involuntarily or through a resignation for good reason, within a designated period following a hostile change in control of the Corporation (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board of Directors members). The Plan Administrator may also provide for the automatic vesting of any outstanding shares under the Stock Issuance Program upon similar terms and conditions.

The acceleration of vesting in the event of a change in the ownership or control of the Corporation may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Corporation.

Financial Assistance

The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program. The Plan Administrator will determine the terms of any such assistance. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares.

Special Tax Election

The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Corporation withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of the Corporation Common Stock in payment of such tax liability.

Amendment and Termination

The Board of Directors may amend or modify the 1998 Plan in any or all respects whatsoever, subject to any required stockholder approval. The Board of Directors may terminate the 1998 Plan at any time, and the 1998 Plan will in all events terminate upon the expiration of its ten-year term measured from the date of its adoption, March 24, 1998, by the Board of Directors.

Tax Aspects

The Federal income tax aspects of ISOs and non-ISOs (collectively "Options") are generally described below. An employee will generally not be taxed at the time of grant or exercise of an ISO, although the excess of the fair market value of the stock over the exercise price on exercise of an ISO will be taken into account for alternative minimum tax purposes. If the employee holds the shares acquired upon exercise of an ISO until at least one year after issuance and two years after grant of the Option, the employee will have long term capital gain (or loss) on disposition of the shares of Common Stock underlying the Options based on the difference between the amount realized on the sale or disposition and the exercise price of the Option. If these holding periods are not satisfied, then upon disposition of the shares of Common Stock, the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at the time of exercise over the exercise price of the Option, and will recognize a capital gain in respect of any additional appreciation. With respect to a non-ISO, an optionee will not be taxed at the time of grant; however, upon exercise, the optionee will generally recognize compensation income to the extent that the fair market value of the shares of Common Stock exceeds the exercise price of the Option. The Corporation generally will have a compensation deduction to the extent that, and at the time that, an optionee realizes compensation income with respect to an Option. In the case of an ISO, the Corporation ordinarily is not entitled to a compensation deduction.

                                   PROPOSAL IV

           PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES

The Board of Directors of the Corporation has approved and recommended adoption of an amendment to the Corporation's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock available for issuance by the Corporation from 35 million to 60 million as follows:

      "RESOLVED, that in the judgment of the Board of the Corporation, it is deemed advisable and in the best interests of the Corporation to amend (the "Charter Amendment") its Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $.001 per share, of the Corporation ("Common Stock") which the Corporation shall have the authority to issue from 35 million to 60 million.

      "RESOLVED that the Chief Executive Officer and each Vice President of the Corporation (the "Authorized Officers") be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take all such action and to execute the Charter Amendment and any further instruments and documents as shall be necessary or desirable in connection therewith, in the name and on behalf of the Corporation, with such changes therein as the Authorized Officer executing the same shall approve as necessary or desirable, such approval to be conclusively established by the execution thereof; and that the Corporation be, and it hereby is, authorized and empowered to perform its obligations thereunder.

      "RESOLVED that it is recommended that the stockholders of the Corporation approve the Charter Amendment in its entirety at the Annual Stockholders Meeting of the Corporation to be held on May 21, 2002."

The proposed Charter Amendment to the Restated Certificate of Incorporation will be effected by amending paragraph A. of Article FOURTH thereof to read in full as follows:

A. Authorization.

            The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,000,000 consisting of 60,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

            The Board may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board (within the limits and restrictions of any resolutions adopted by it originally fixing the number of any shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance."

Purpose of the Charter Amendment

Of the 35 million shares of Common Stock that are presently authorized, as of March 22, 2002, the Corporation has a total of approximately 34.9 million shares of Common Stock either outstanding or reserved for issuance upon exercise of outstanding warrants and options. The Corporation believes its current working capital is sufficient to meet its planned research and development activities into the second quarter of 2003. The Corporation will need additional financing from investors or collaborators to complete research and development and commercialization of its product candidates currently under development. Presently, the Corporation has not entered into any arrangements with respect to any such financings or new collaborations and has no present intention to engage in any merger, acquisition or similar transactions. However, the Board of Directors believes it is necessary to have the ability to issue additional shares of Common Stock from time to time to address the financing needs of the Corporation or in connection with strategic alliances and joint ventures, acquisitions of additional businesses, stock dividends or distributions, the issuance of options pursuant to the Corporation's stock option plans, and for general and other strategic corporate purposes.

The proposed increase in the authorized shares of Common Stock is intended to provide the Board of Directors with authority, without further action of the stockholders, to issue the additional shares of Common Stock from time to time and in amounts as the Board of Directors deems necessary, including as described herein. Without limitation of the foregoing, the additional shares may be issued in connection with (i) private financings that the Corporation may seek to effect pursuant to exemptions from the registration requirements of the Securities Act and (ii) strategic partnering transactions involving the issuance of securities pursuant to exemptions from the registration requirements of the Securities Act.

In the absence of a proportionate increase in the Corporation's earnings and book value, an increase in the aggregate number of outstanding shares of the Corporation caused by the issuance of the additional shares would dilute the earnings per share (including projected future earnings per share) and book value per share of all outstanding shares of the Corporation's Common Stock. If such factors were reflected in the price per share of the Common Stock, the potential realizable value of a stockholder's investment could be adversely affected. An issuance of additional shares by the Corporation, could therefore have an effect on the potential realizable value of a stockholder's investment. The Common Stock has no preemptive rights to purchase additional shares.

The proposed increase in the authorized number of shares of Common Stock could have other effects on the Corporation's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could deter takeovers, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Corporation more difficult. For example, additional shares could be issued by the Corporation so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Corporation. Similarly, the issuance of additional shares to certain persons allied with the Corporation's management could have the effect of making it more difficult to remove the Corporation's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

The Board of Directors recommends that the stockholders vote "FOR" the approval of the Charter Amendment.

                                VOTING PROCEDURES

The presence, in person or by proxy, of at least a majority of the holders of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker "non-votes," are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

On each matter properly brought before the Annual Meeting, holders of shares of Common Stock will be entitled to one vote for each share of Common Stock held as of the Record Date.

Proposal I. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The five nominees receiving the highest number of affirmative votes of the shares present, in person or represented by proxy, and voting on the election of directors at the Annual Meeting will be elected as directors. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees. Where the stockholder properly withheld authority to vote for a particular nominee or nominees, such stockholder's shares will not be counted toward such nominee's achievement of a plurality.

Proposal II. The proposal to act on the reappointment of the firm of Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2002, must be approved by the vote of a majority of the votes cast, whether in person or by proxy.

Proposal III. The proposal to approve the Amendment to the 1998 Plan must be approved by the vote of a majority of the votes cast, whether in person or by proxy.

Proposal IV. The proposal to approve the Amendment to the Corporation's Restated Certificate of Incorporation must be approved by a majority of the votes represented by all outstanding shares of Common Stock, whether in person or by proxy. Thus, abstentions, broker non-votes and other non-votes, as well as the failure of a holder to vote at all, will have the same effect as a vote against the proposal.

Other Matters. For all other proposals described in this Proxy Statement and submitted to stockholders at the Annual Meeting, the affirmative vote of the majority of holders of the shares of Common Stock present, in person or represented by proxy, and voting on that matter is required for approval.

Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on a specific proposal, will have the effect of negative votes.

Shares subject to broker "non-votes" are not considered to have been voted for the particular matter and are not counted as present in determining whether a majority of the shares present and entitled to vote on a matter have approved the matter. Such non-votes have the same effect as a vote against the proposal in the case of Proposal IV, which requires the affirmative vote of a majority of all outstanding shares of Common Stock.

If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

                              INDEPENDENT AUDITORS

The Corporation expects that a representative of Ernst & Young LLP, the Corporation's independent auditors, will attend the Annual Meeting. Such representative will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

                                  OTHER MATTERS

The Board of Directors is not aware of any matters which will be brought before the Annual Meeting other than those specifically set forth herein. If any other matter properly comes before the Annual Meeting, it is intended that the persons named in and acting under the enclosed proxy or their substitutes will vote thereon in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Corporation must be received at the Corporation's principal executive offices not later than January 3, 2003. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                            EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Corporation. Proxies will be solicited principally through the mails. Further solicitation of proxies from some stockholders may be made by directors, officers and regular employees of the Corporation personally, by telephone, telegraph or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses will be paid for any such further solicitation. In addition, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the name of a nominee. The Corporation will reimburse such persons for their reasonable out-of-pocket costs.

                          ANNUAL REPORT ON FORM 10-KSB

COPIES OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE AT WWW.SEC.GOV OR UPON WRITTEN REQUEST ADDRESSED TO LISA CAPERELLI, LEGAL DEPARTMENT, DISCOVERY LABORATORIES, INC., 350 SOUTH MAIN STREET, SUITE 307, DOYLESTOWN, PENNSYLVANIA 18901.

Your cooperation in giving this matter your immediate attention and returning your proxy is appreciated.

                                    By Order of the Board of Directors,


                                      /s/ David L. Lopez
                                    --------------------------------------------
                                    David L. Lopez, C.P.A., Esq.
                                    Corporate Secretary

Doylestown, Pennsylvania
April 8, 2002

                                   APPENDIX I

PROXY

                          Discovery Laboratories, Inc.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Robert J. Capetola, Ph.D., with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $.001 per share, of Discovery Laboratories, Inc. (the "Corporation"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Corporation to be held on May 21, 2002, at 9:00 a.m. Eastern Daylight Time at the New York Athletic Club at 180 Central Park South, New York, NY 10019, and at all adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2002, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. Each of Items 1, 2, 3 and 4 is proposed by the Corporation.

Proposal Number 1 - Election of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal.

FOR ALL NOMINEES listed below                 WITHHOLD AUTHORITY
(except as marked to the                      to vote for all nominees
contrary below):                    |_|       listed below:                  |_|

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Nominees: Robert J. Capetola, Ph.D.; Antonio Esteve, Ph.D.; Max Link, Ph.D.; Herbert H. McDade, Jr.; and Marvin E. Rosenthale, Ph.D.

Proposal Number 2 - Approval of Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2002.

                  FOR |_|          AGAINST |_|              ABSTAIN  |_|

Proposal Number 3 - Consideration and approval of an amendment to the Corporation's 1998 Amended and Restated Stock Incentive Plan that increases the number of shares of Common Stock available for issuance under the 1998 Plan from 4,150,000 to 5,150,000 shares.

                  FOR |_|          AGAINST |_|              ABSTAIN  |_|

Proposal Number 4 - Consideration and approval of an amendment to the Corporation's Restated Certificate of Incorporation that increases the number of shares of authorized Common Stock from 35 million to 60 million.

                  FOR |_|          AGAINST |_|              ABSTAIN  |_|

                                           (continued on reverse side)

(continued)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH ABOVE AS DIRECTORS, FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS, FOR THE APPROVAL OF THE AMENDMENT TO THE 1998 PLAN AND FOR THE APPROVAL OF THE AMENDMENT TO THE CORPORATION'S RESTATED CERTIFICATE OF INCORPORATION INCREASING THE AMOUNT OF AUTHORIZED COMMON STOCK.

                                    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Discovery Laboratories, Inc.


                                    --------------------------------------------
                                    Signature of Stockholder      Date


                                    --------------------------------------------
                                    Signature of Stockholder      Date

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ON THE BOOKS OF THE CORPORATION. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN MUST GIVE FULL TITLE AS SUCH. IF A CORPORATION OR PARTNERSHIP, THE SIGNATURE SHOULD BE THAT OF AN AUTHORIZED PERSON WHO SHOULD STATE HIS OR HER TITLE.

      Please Date, Sign and Mail in the Enclosed Reply Envelope.


                                      A-2